Exhibit 99.1

ClearSign Combustion Corporation

Announces Second Quarter 2017 Results

SEATTLE, August 14, 2017 – ClearSign Combustion Corporation (NASDAQ: CLIR), a leading provider of industrial combustion technologies that deliver unmatched reduction of pollutant emissions while improving operational costs, today announced its results for the second quarter ended June 30, 2017.

“We continue to make significant progress with our Duplex Technology and are experiencing increasing interest among key customers and regulators,” said Steve Pirnat, ClearSign Chairman and CEO. “Over the past days we have added a supermajor oil company to our list of clients and have embarked on a demonstration project in China, a massive market with a dire need for our solution. We are excited and continue to be very encouraged about the attention we are getting within the industry, from operators and regulators alike,” concluded Mr. Pirnat.

Strategic and operational highlights during and subsequent to the second quarter included:

•	Pilot test with large Chinese Heating District – CLIR entered into a Memorandum of Understanding (MOU) with one of China’s largest providers of heating services to run a pilot test. This is the Company’s first project outside of the U.S.

•	Received order from a Supermajor oil company to qualify Duplex™ technology – The supermajor oil company is funding the test to determine Duplex’s suitability for a variety of refinery process heaters and conditions. We believe that this qualification will be a precursor to an installation at one of its refineries.

•	California regulator proposes Duplex demonstration at major refiner – The Technology Committee of the SCAQMD unanimously approved and sent to the governing board a recommendation to partially fund a Duplex demonstration at a major refinery.

•	Hired industry veteran as new Head of Business Development – Stephen M. Sock recently joined the Company and will replace Andrew Lee, who has previously announced plans to retire this year. Stephen brings vast oil and gas experience along with knowledge of the combustion industry.

•	Secured follow-on order from California refinery – This is the second order from the California-based refinery and we believe that it further validates the Duplex technology. The installation marks the first installation of the Duplex technology into a new heater rather than a retrofit into a heater with an existing burner.

The net loss for the second quarter was $2.2 million compared to $2.4 million a year ago due to a decrease in operating expenses. Working capital at June 30, 2017 totaled $5.0 million including cash and equivalents of $5.5 million. Shares outstanding at August 14, 2017 total 15,603,853.

Conference Call

A conference call discussing the release of the Company's results for the second quarter ending June 30, 2017 will be held today, August 14, 2017, at 5:00 PM Eastern Time. To listen to the conference call, you should dial 1-866-372-4653 (international: +1-412-902-4217) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. To listen by webcast, use this link:  https://www.webcaster4.com/Webcast/Page/987/22101 or visit ClearSign's Investor Relations page. If you wish to listen to a replay of the conference call, you may dial 1-877-344-7529 (international: +1-412-317-0088) and enter conference ID 10111056. The replay will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patented Duplex™ and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Three Part Advisors, LLC for ClearSign

+1 817-310-8776

mselinger@threepa.com

Media:

Brittney Garneau

Pierpont Communications for ClearSign

+1 713-627-2223

bgarneau@piercom.com

ClearSign Combustion Corporation
Statements of Operations
(unaudited)

	For the Three Months Ended June 30,		For the six Months Ended June 30,
	2017	2016	2017	2016
Sales	$-	$-	$360,000	$-
Cost of goods sold	-	-	251,000	-
Gross profit	-	-	109,000	-
Operating expenses:
Research and development	1,141,000	1,216,000	2,315,000	2,541,000
General and administrative	1,110,000	1,226,000	2,438,000	2,502,000
Total operating expenses	2,251,000	2,442,000	4,753,000	5,043,000
Loss from operations	(2,251,000)	(2,442,000)	(4,644,000)	(5,043,000)
Interest income, net	15,000	11,000	29,000	23,000
Net Loss	$(2,236,000)	$(2,431,000)	$(4,615,000)	$(5,020,000)
Net Loss per share	$(0.14)	$(0.19)	$(0.30)	$(0.39)

Balance Sheets
(unaudited)

	June 30,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$5,460,000	$1,259,000
Accounts receivable	103,000	103,000
Contract assets	84,000
Prepaid expenses and other assets	563,000	535,000
Total current assets	6,210,000	1,897,000

Fixed assets, net, and other assets	593,000	654,000
Patents and other intangible assets, net	1,818,000	1,735,000

Total Assets	$8,621,000	$4,286,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$644,000	$755,000
Current portion of lease liabilities	155,000	150,000
Accrued compensation and taxes	355,000	669,000
Contract liabilities	13,000	115,000
Total current liabilities	1,167,000	1,689,000
Long Term Liabilities:
Long term lease liabilities	275,000	353,000
Total liabilities	1,442,000	2,042,000

Stockholders' Equity:
Common stock, $0.0001 par value, 15,603,853 and 12,983,938 shares issued and
outstanding at June 30, 2017 and December 31, 2016, respectively	2,000	1,000
Additional paid-in capital	52,123,000	42,574,000
Accumulated deficit	(44,946,000)	(40,331,000)
Total stockholders' equity	7,179,000	2,244,000

Total Liabilities and Stockholders' Equity	$8,621,000	$4,286,000